Exhibit 99.1

PRESS RELEASE  FOR IMMEDIATE RELEASE

Omaha, Nebraska

August 6, 2018

CONTACT:

Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Total Revenues of $15.8 million in Second Quarter 2018

Omaha, Nebraska – On August 6, 2018, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results for the second quarter ended June 30, 2018:

•	Total assets of $1.02 billion;
•	Total Mortgage Revenue Bond (“MRB”) investments of $767.6 million;
•	Total revenue of $15.8 million;
•	Net income, basic and diluted, of $0.04 per Unit; and
•	Cash Available for Distribution of $0.09 per Unit.

The Partnership reported the following notable transactions during the second quarter of 2018:

•	Acquired an MRB investment for approximately $19.5 million;
•	Increased its Investment in unconsolidated entities by $6.8 million; and
•	Redemption of four MRBs for approximately $11.0 million.

During the second quarter 2018, the Partnership acquired one MRB investment with a principal value of approximately $19.5 million.  The 322-unit multifamily property is located in San Antonio.  In addition, four MRBs totaling approximately $11.0 million were redeemed during the second quarter of 2018.  Upon redemption, the Partnership collapsed and paid off, in full, Term A/B Trusts with carrying values, plus accrued interest, of approximately $7.7 million.

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Monday, August 13, 2018, at 4:30 p.m. Eastern Daylight Time, to discuss its Second Quarter 2018 results.  Participants can access the Second Quarter 2018 Earnings Conference Call in one of two ways:

•	The Webcast link: https://edge.media-server.com/m6/p/iizn4ykt will be available for registration on Monday, August 13, 2018, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #7092598, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cash Available for Distribution (“CAD”)

The table below shows the calculation of CAD (and a reconciliation of the Partnership’s GAAP net income to CAD) for the three and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Partnership net income	$3,338,121	$4,109,400	$9,342,425	$11,398,262
Change in fair value of derivatives and interest rate derivative amortization	(6,386)	181,420	(996,381)	302,769
Depreciation and amortization expense	921,816	1,270,379	1,828,131	2,863,205
Impairment of securities	831,062	-	831,062	-
Amortization of deferred financing costs	430,687	562,585	895,459	1,302,823
Restricted units compensation expense	543,521	438,893	750,157	609,733
Deferred income taxes	-	(201,000)	34,000	(365,000)
Redeemable Series A Preferred Unit distribution and accretion	(717,762)	(432,550)	(1,435,525)	(757,192)
Tier 2 Income distributable to the General Partner (1)	-	(16,224)	-	(1,120,625)
Bond purchase premium (discount) amortization (accretion), net of cash received	(3,808)	(26,741)	(7,906)	(50,248)
Total CAD	$5,337,251	$5,886,162	$11,241,422	$14,183,727

Weighted average number of Units outstanding, basic	59,937,300	59,862,969	60,030,817	59,950,328
Net income per Unit, basic	$0.04	$0.06	$0.13	$0.16
Total CAD per Unit, basic	$0.09	$0.10	$0.19	$0.24
Distributions per Unit	$0.125	$0.125	$0.250	$0.250

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and Unitholders as a class and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended June 30, 2018, the Partnership did not report any Tier 2 income distributable to the General Partner. For the three months ended June 30, 2017, the Partnership reported $87,000 from contingent interest received from Lake Forest, offset by a loss of approximately $22,000 on the sale of land in St. Petersburg, FL. For the six months ended June 30, 2018, the Partnership did not report any Tier 2 income distributable to the General Partner. For the six months ended June 30, 2017, the Partnership reported approximately $4.3 million of Tier 2 income from the gain on the sale of Northern View and approximately $219,000 from contingent interest received from Lake Forest, offset by a loss of approximately $22,000 on the sale of land in St. Petersburg, FL.